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                                                                  EXHIBIT 12 (2)


              BANKERS TRUST NEW YORK CORPORATION AND SUBSIDIARIES
   COMPUTATION OF CONSOLIDATED RATIOS OF EARNINGS TO COMBINED FIXED CHARGES
                   AND PREFERRED STOCK DIVIDEND REQUIREMENTS
                             (dollars in millions)

                                                           Year Ended December 31,
                                        -------------------------------------------------------
                                            1992      1993        1994       1995          1996
                                            ----      ----        ----       ----          ----
Earnings:
 1.  Income before
      income taxes and
      cumulative effect
      of accounting
      changes                            $   906    $ 1,550     $   869   $   311       $   872
 2.  Add:  Fixed charges
      excluding
      capitalized
      interest
      (Line 13)                            3,099      3,148       3,884     5,095         5,499
 3.  Less:  Equity in undistri-
      buted income of
      unconsolidated
      subsidiaries and
      affiliates                              40         30          45        28            30
                                          ------      -----       -----     -----        ------
 4.  Earnings including
      interest on deposits                 3,965      4,668       4,708     5,378         6,341
 5.  Less:  Interest on
      deposits                            1,119      1,013          965     1,360         1,355
                                          ------      -----       -----     -----        ------
 6.  Earnings excluding
      interest on deposits               $ 2,846    $ 3,655     $ 3,743   $ 4,018       $ 4,986
                                         =======    =======     =======   =======       =======
Preferred Stock Dividend Requirements:
 7.  Preferred stock dividend
      requirements                       $    30    $    23     $    28   $    51      $     51
 8.  Ratio of income from
      continuing operations
      before income taxes to
      income fROMm continuing
      operations after income
      taxes                                  142%       145%        141%      145%          142%
                                          ------      -----       -----     -----        ------
 9.  Preferred stock dividend
      requirements on a pretax
      basis                              $    43     $   33      $   39    $   74       $    72
                                         =======     ======      ======    =======       =======
Fixed Charges:
10.  Interest Expense                    $ 3,072    $ 3,122     $ 3,858    $5,069       $ 5,473
11.  Estimated interest
      component of net
      rental expense                           27         26          26        26            26
12.  Amortization of debt
      issuance expense                          -          -           -         -             -
                                          -------     ------      ------    ------       -------
 13. Total fixed charges
      including interest on
      deposits and excluding
      capitalized interest                  3,099      3,148       3,884     5,095         5,499
 14. Add:  Capitalized
      interest                                  -          -           -         -             -
                                          -------     ------      ------    ------       -------
 15. Total fixed charges                    3,099      3,148       3,884     5,095         5,499
 16. Add: Preferred stock
      dividend require-
      ments - pretax
      (Line 9)                                 43         33          39        74            72
                                          -------     ------      ------    ------       -------
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

17. Total combined fixed
     charges and preferred
     stock dividend require-
     ments on a pretax
     basis                                3,142      3,181       3,923     5,169         5,571
18. Less:  Interest on
     deposits
     (Line 5)                             1,119      1,013         965     1,360         1,355
                                          -----      -----       -----     -----         -----
19. Combined fixed charges
     and preferred stock
     dividend requirements
     on a pretax basis
     excluding interest on
     deposits                            $2,023     $2,168      $2,958    $3,809        $4,216
                                         ======     ======      ======    ======        ======
Consolidated Ratios of Earnings
     to Combined Fixed Charges
     and Preferred Stock
     Dividend Requirements:
      Including interest on
       deposits
        (Line 4/Line 17)                   1.26       1.47        1.20      1.04          1.14
                                           ====       ====        ====      ====          ====
      Excluding interest on
       deposits
        (Line 6/Line 19)                   1.41       1.69        1.27      1.05          1.18
                                           ====       ====        ====      ====          ====
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